UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Destination Maternity Corporation

(Exact name of registrant as specified in its charter)

Delaware	13-3045573
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

232 Strawbridge Drive Moorestown, NJ	08057
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Series B Junior Participating Preferred Stock, par value $.01 per share.

(Title of Class)

EXPLANATORY NOTE

This Amendment No. 2 supplements and amends the information set forth in the Registration Statement on Form 8-A filed on October 12, 1995, by Destination Maternity Corporation (f/k/a Mothers Work, Inc.) (the “Company”), as amended by Amendment No. 1 as set forth in Form 8-A/A filed on October 11, 2005.

Item 1.	Description of Registrant’s Securities To Be Registered

The Amended and Restated Rights Agreement, dated as of October 9, 2005, by and between the Company and StockTrans, Inc. (the “Rights Agreement”) and the rights issued thereunder to purchase shares of Series B Junior Participating Preferred Stock expired by their own terms on October 9, 2015, and each share of common stock of the Company was thereafter no longer accompanied by a right. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is set forth as Exhibit 4.1 hereto and incorporated into this Item 1 by reference.

On July 25, 2018, the Company filed with the Secretary of State of the State of Delaware a Certificate of Elimination of Series B Junior Participating Preferred Stock (the “Certificate of Elimination”), which, effective upon filing, eliminated the Series B Junior Participating Preferred Stock from the Company’s Restated Certificate of Incorporation. No shares of Series B Junior Participating Preferred Stock were issued and outstanding at the time of filing of the Certificate of Elimination. The foregoing summary of the Certificate of Elimination does not purport to be complete and is qualified in its entirety by reference to the Certificate of Elimination, which is set forth as Exhibit 3.1 hereto and incorporated into this Item 1 by reference.

Item 2.	Exhibits

The following exhibit is filed as part of this registration statement:

Exhibit No.	Description

3.1	Certificate of Elimination of Series B Junior Participating Preferred Stock, filed with the Secretary of State of Delaware on July 25, 2018 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on July 25, 2018).

4.1	Amended and Restated Rights Agreement, dated as of October 9, 2005, between Mothers Work, Inc. and StockTrans, Inc., which includes the Form of Series B Rights Certificate, the Certificate of Designation of the voting powers, designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations and restrictions of the Series B Junior Participating Preferred Stock, and a Summary of Rights to Purchase Preferred Stock attached thereto as Exhibits A, B and C respectively (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on October 11, 2005).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: July 25, 2018	DESTINATION MATERNITY CORPORATION

	By:	/s/ David Stern
David Stern
Executive Vice President & Chief Financial Officer